Exhibit 10.4
TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of March 7, 2011 (the “Effective Date”), by and among Hitachi, Ltd., a company incorporated under the laws of Japan (“Seller”), Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and, prior to the Closing, a wholly-owned subsidiary of Seller (“Company”), and, solely with respect to Section 1.4 and Section 1.13(c) hereof, Western Digital Corporation, a Delaware corporation (the “Buyer Parent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Buyer Parent, Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Buyer Parent (“Buyer”), Seller and Company have entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to, and subject to the terms thereof, Buyer is to acquire from Seller all of Seller’s right, title and interest in and to the Stock; and
WHEREAS, as contemplated by the Purchase Agreement, Seller shall provide, and, as applicable, shall cause its Affiliates, Representatives and Authorized Third Parties (each as defined below) to provide, Company and the Subsidiaries certain services reasonably necessary for the operation of Company and the Subsidiaries for a limited period of time following the Closing, pursuant to and in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
SERVICES
1.1 Services.
(a) As partial consideration for Buyer’s payment of the Cash Portion of the Purchase Price and subject to the terms and conditions of this Agreement, Seller shall provide, and, as applicable, shall cause its Affiliates, Representatives and Authorized Third Parties to provide, to Company and the Subsidiaries the services described on Exhibit A attached hereto (the “Services”) for the period from the Closing Date until the termination or expiration of this Agreement pursuant to Article III below (the “Transition Period”) solely to the extent that (1) such Services are provided by Seller or its Affiliates to Company or any of the Subsidiaries as of the Closing Date, and (2) such Services are reasonably necessary to support during the Transition Period the operation of Company and the Subsidiaries in all material respects as they were operated as of the Closing Date. Seller shall provide the Services to Company and the Subsidiaries in substantially the same manner as Seller provided such services to Company and the Subsidiaries as of the Closing Date. For purposes of this Agreement, “Representatives” means, with respect to Seller, its directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives, acting in such capacity.

(b) Seller shall, and as applicable, shall cause its Affiliates, Representatives and Authorized Third Parties to, (i) materially comply with all applicable Laws relating to the performance of the Services; and (ii) materially comply with any reasonable confidentiality, security, privacy or other policies of Company and the Subsidiaries relating to the performance of the Services which have been provided to Seller reasonably in advance.
(c) To the extent permitted by applicable Law, Seller agrees to pass through to Company and the Subsidiaries any rights Seller may have with respect to Authorized Third Parties in connection with any failure by such Authorized Third Parties to materially comply with all applicable Laws relating to the performance of the Services or to materially comply with any reasonable confidentiality, security, privacy or other policies of Seller or Company or the Subsidiaries relating to the performance of the Services.
(d) Company shall use, and shall cause the Subsidiaries to use, the Services only for substantially the same purpose and in substantially the same manner and amount as the Services were used by Company and the Subsidiaries as of the Closing Date; provided, however, that the scope and amount of the Services may be reduced by Company as specified herein.
(e) Notwithstanding anything herein to the contrary, the Services shall not include (i) the provision of any funding or financial accommodation and (ii) any service that is directly provided by any third party to Company or any of the Subsidiaries under an agreement between such third party and Company or any such Subsidiary.
1.2 Additional Services. Company may request that Seller and/or its Affiliates and Authorized Third Parties provide additional transition services required by Company or the Subsidiaries which have not been addressed herein and which are reasonably necessary to support the operation of Company or any Subsidiary during the Transition Period as Company or such Subsidiary was operated in all material respects as of the Closing Date. Company shall request such additional services from Seller in writing within thirty (30) calendar days of the Closing Date. Within five (5) Business Days of Seller’s receipt of Company’s written request for such additional services, the Service Coordinators (as defined below) shall commence negotiations, in good faith, with respect to the scope, duration and price (which may be a market price) of such additional services to be provided during the Transition Period. Within five (5) Business Days of agreement on such items, the parties shall work in good faith to set forth the additional agreed-upon services in a new services description, in a format similar to that set forth in Exhibit A. Upon the mutual written agreement to such new services description, the additional agreed-upon services shall be deemed “Services” under this Agreement, and such new schedule shall be deemed incorporated into Exhibit A and shall in all other respects be subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, Seller has no obligation to agree to provide any service pursuant to this Section 1.2 to the extent such service (a) (i) had not been provided by Seller, its Affiliates or any Authorized Third Party to Company or any of the Subsidiaries as of the Closing Date (“Existing Services”) and (ii) is not related to the transition from the Existing Services; or (b) does not require any historical or institutional knowledge or unique capabilities on the part of Seller or its Affiliates.

1.3 Service Schedules. The parties acknowledge and agree that the descriptions of Services in Exhibit A are general only and do not purport to contain an exhaustive description of the Services to be provided. The parties further acknowledge and agree that it may not be practicable to describe each and every aspect of a particular Service in detail; therefore, each Service that is generally agreed upon by the parties and included in Exhibit A will be provided in accordance with the applicable terms of this Agreement, consistent with the past practices of the parties even where all aspects regarding the provision of a particular Service is not described in detail.
1.4 Service Coordinators. Each of Seller and Company shall nominate a representative to act as the primary contact person with respect to the provision of the Services (each such person, a “Service Coordinator”); provided that Buyer Parent shall have the right to consent to the identity of the representative nominated by Company, such consent not be unreasonably withheld or delayed . The Service Coordinators shall be managerial-level employees of Company and Seller, as applicable. The initial Service Coordinators shall be Toyoki Furuta for Seller and a designee to be provided promptly after the Effective Date for Company, and each of their respective phone numbers, facsimile numbers and email addresses shall be set forth on an update made promptly after the Effective Date to Schedule 1 attached hereto. Each of Seller and Company may, in its sole discretion, change its Service Coordinator from time to time by providing written notice to the other party of such change and the relevant contact information for the new Service Coordinator at least three (3) Business Days prior to such change taking effect. Unless Seller and Company otherwise agree in writing, all communications relating to this Agreement or to the Services shall be directed to the Service Coordinators in accordance with Section 5.3 hereof. At Company’s Service Coordinator request, Seller’s Service Coordinator shall provide Company’s Service Coordinator with an estimate of Service Fees and Expenses for the Services.
1.5 Insurance. During the Transition Period, Seller shall maintain adequate insurance for the conduct of the Services in form and coverage consistent with Seller’s current coverage as of the Effective Date.
1.6 Subcontractors. Seller may subcontract any of its obligations under this Agreement to third-party service providers which have been approved by Company in writing (“Authorized Third Parties”), which approval shall not be unreasonably withheld or delayed. The Authorized Third Parties include those parties so identified in Exhibit A.
1.7 Consents. Seller shall use commercially reasonably efforts to obtain all material licenses, approvals and consents of any third party required by Seller to provide the Services (collectively “Required Consents”). If notwithstanding such commercial reasonable efforts, Seller is unable to provide any Service because of a failure to obtain such material licenses, approvals or consents, or Seller reasonably believes that performance of the Service would infringe or misappropriate a third party’s intellectual property rights, the parties shall cooperate to determine the best alternative approach.

1.8 Intellectual Property.
(a) Developed IP. Subject to Company’s compliance with the terms and conditions of this Agreement, including payment of all Service Fees and Expenses, Seller hereby assigns and agrees to assign all of its right, title and interest in and to the Developed IP to Company. Company shall have the sole right to apply for, file, register, or otherwise seek Intellectual Property Rights with respect to Developed IP, including the right to seek Patent protection for inventions that constitute Developed IP, if any. Seller will provide (and will use commercially reasonable efforts to cause any inventors of Developed IP in Seller’s or its Subsidiaries’ employ to provide) reasonable information and assistance, at Company’s cost and expense, to effect the assignment of rights pursuant to this Section 1.8(a). With respect to any Developed Technology, Seller reserves and Company hereby grants and agrees to grant to Seller and its Subsidiaries, under the Developed Intellectual Property Rights, a worldwide, non-exclusive, perpetual and irrevocable license to use such Developed Technology in the ordinary course of its business. With respect to any Patents within the Developed Intellectual Property Rights, Seller reserves and Company hereby grants and agrees to grant to Seller and its Subsidiaries a worldwide, non-exclusive, perpetual and irrevocable license to make, have made, use, sell, offer for sale, and import any article of manufacture or composition of matter and practice any method or process.
(b) Background IP. To the extent, if any, that any Background Technology is embodied in any Deliverables provided to Company under this Agreement, subject to Company’s compliance with the terms and conditions of this Agreement, including payment of all Service Fees and Expenses, Seller hereby grants and agrees to grant to Company, under Seller’s Background Intellectual Property Rights, a worldwide, non-exclusive, perpetual, and irrevocable license to use such Background Technology, solely as embodied in such Deliverables, in the ordinary course of Company’s business.
(c) No Other Rights. Except as expressly set forth in this Agreement, neither party grants any rights in or to its Technology or Intellectual Property Rights pursuant to this Agreement. As between the parties, each party shall be solely responsible to prepare, file, prosecute, maintain, and enforce its Intellectual Property Rights in its discretion and at its own cost. Except as expressly set forth in this Agreement, there shall be no right, license, authority, covenant not to sue, immunity from suit, or other defense, whether by implication, by reason of exhaustion, estoppel, or otherwise pursuant to or as a result of this Agreement or the activities of the parties under this Agreement.
(d) Seller will use commercially reasonable efforts to identify to Company any Patents owned by Seller and claiming Background Technology Seller expects to be embodied in Deliverables to be delivered to Company in connection with the provision of the Services under which Seller does not have the right to grant to company a license of the scope set forth in Section 1.8(b) without incurring an obligation to pay a royalty or other consideration to a third party.

(e) As used in this Section 1.8:
(i) “Background Intellectual Property Rights” means Intellectual Property Rights, if any, owned by Seller that are (a) embodied in Background Technology, and (b) not Developed Intellectual Property Rights; provided, however, that a Patent will be a Background Intellectual Property Right only if Seller has the right to grant to Company a license of the scope set forth in Section 1.8(b) under such Patent without incurring any obligation to pay any royalty or other consideration to any third party.
(ii) “Background Technology” means Technology, if any, owned by Seller or its Subsidiaries that is (a) embodied in any Deliverable, and (b) not Developed Technology.
(iii) “Deliverables” means the deliverables, if any, to be provided by Seller as part of the Services performed pursuant to this Agreement.
(iv) “Developed Intellectual Property Rights” means Intellectual Property Rights to the extent such Intellectual Property Rights (i) are first created by Seller in the course of its performance of the Services pursuant to this Agreement and within the scope and during the term of this Agreement, and (ii) are embodied in Developed Technology. For the avoidance of doubt, “Developed Intellectual Property Rights” includes the right to seek Patent protection for inventions that constitute Developed Intellectual Property, if any, but does not include any Patents or Patent applications of Seller or its Subsidiaries.
(v) “Developed IP” means, collectively, Developed Technology and Developed Intellectual Property Rights.
(vi) “Developed Technology” means Technology embodied in any Deliverable to the extent such Technology is first developed or created by Seller in the course of its performance of the Services pursuant to this Agreement and within the scope and during the term of this Agreement.
(vii) “Intellectual Property Rights” means Patents, copyrights, and rights with respect to trade secrets, whether arising under the laws of the United States, Japan or any other jurisdiction, including, in each case, any rights apply for, register, and enforce any of the foregoing. Notwithstanding the foregoing, “Intellectual Property Rights” does not include any trademark rights or similar rights with respect to indicia of source or origin.
(viii) “Patents” means all classes and types of patents, including utility patents, utility models, design patents, invention certificates, including divisionals, continuations, continuations-in-part, reexaminations, reissues, extensions and renewals, in all jurisdictions of the world.
(ix) “Software or Firmware” means a set of instructions, that either (i) directly provides instructions to the computer hardware, or, (ii) indirectly serves as an input to another piece of software.
(x) “Technology” means inventions, know-how, designs, specifications, Software or Firmware and other copyrightable material, technical information, devices, and other developments and technology.

1.9 Use of Services. Seller shall be required to provide, or cause its Affiliates to provide, Services only to Company and the Subsidiaries, and only in connection with the operation of Company and the Subsidiaries in existence as of the Closing Date. Company shall not, and shall not permit any of the Subsidiaries or any third parties under its control to, resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection therewith.
1.10 Interruption of Transition Services. Subject to Section 5.14, Seller may cease or suspend providing, or have its Affiliates, Representatives or Authorized Third Parties cease or suspend providing, as applicable, the Services to Company and the Subsidiaries if and to the extent such cessation or suspension is (i) required by applicable Law, (ii) necessary due to regularly scheduled maintenance, alterations, repairs or replacements with respect to the applicable Services or the facilities used to provide such Services, (iii) necessary due to emergency maintenance, alterations, repairs or replacements with respect to the applicable Services or the facilities used to provide such Services, or (iv) necessary due to the temporary shutdown of the operation of the facilities providing any Service whenever Seller determines such action is necessary in the exercise of its reasonable judgment.
1.11 Cooperation. Company shall cooperate, and shall cause the Subsidiaries to cooperate, with Seller, its Affiliates, Representatives and Authorized Third Parties, and provide such Persons with such information and assistance as such Persons may reasonably require to enable them to provide the Services. Company shall allow, and shall cause the Subsidiaries to allow, such Persons and their respective employees, agents and sub-contractors reasonable access to its facilities as necessary for the performance of the Services.
1.12 Transitional Nature of Services. The parties acknowledge that the Services are transitional in nature and that Seller and its Affiliates may make changes from time to time in the manner in which the Services are performed if Seller (i) makes similar changes in the manner in which similar services are performed for its Affiliates and (ii) furnishes to Company substantially the same notice (in consent and timing) as Seller furnishes to its own Affiliates respecting such changes.
1.13 Consultation Period.
(a) The Service Coordinators shall collectively review, as promptly as reasonably practicable after the Effective Date, the Services listed on Exhibit A to determine if they properly reflect the Existing Services that are reasonably necessary, during the Transition Period, to support the operation of Company or the Subsidiaries as Company or such Subsidiary was operated in all material respects as of the Closing Date (“Needed Services”). In connection with such review, Company shall have the right to amend Exhibit A to add any Needed Services to Exhibit A at any time prior to the date that is forty-five (45) days after the Closing Date; provided that (a) the parties shall use reasonable efforts to complete such review and such amendment, if any, of Exhibit A, within the sixty (60) day period after the Effective Date (such period, the “Consultation Period”); and (b) Company shall not have a right to update Exhibit A with respect to adding any services relating to intellectual property matters. Notwithstanding the foregoing, no amendments to Exhibit A shall be made prior to Closing without Buyer Parent consent, such consent not to be unreasonably withheld or delayed.

(b) During the Consultation Period, the Service Coordinators shall discuss in good faith details with respect to the process of invoicing by Seller and its Affiliates for the Services pursuant to Section 4.2, including determining whether a monthly billing cycle is appropriate for the invoicing of specific Services.
(c) The parties hereby acknowledge and agree that the agreements set forth on Exhibit B hereto, as may be amended prior to the Closing Date as contemplated by this Section 1.13(c), shall survive the Closing and remain in effect in accordance with their terms. As soon as practicable after the Effective Date, the Service Coordinators shall collectively review and discuss whether any agreements (other than those listed on Exhibit B as of the Effective Date) between Seller or any of its Affiliates (not including Company and the Subsidiaries) on the one hand, and Company or any of the Subsidiaries on the other hand (any such agreement, an “Affiliate Agreement”), should survive the Closing. The Service Coordinators shall endeavor to make a recommendation to Seller and Buyer Parent with respect to the treatment of such Affiliate Agreements as soon as reasonably practicable but in any event no later than the expiration of the Consultation Period; provided that if there are Affiliate Agreements the treatment of which is not agreed to by the Service Coordinators, such Service Coordinators may make separate recommendations to be considered by Seller and Buyer Parent. Seller and Buyer Parent agree to promptly discuss such treatment in good faith based on the recommendations of the Service Coordinators with the intention of resolving any disagreements between them as soon as reasonably practicable. Without limiting the generality of the foregoing, the Service Coordinators shall make specific recommendations to Seller and Buyer Parent about (a) the survival of any provisions of the Affiliate Agreements addressing inventor compensation with respect to consideration received in connection with licenses granted under Patents which list as inventors any individuals who were employees or agents of Seller or any of its Affiliates (other than Company and the Subsidiaries) when the invention claimed in such Patent was conceived or reduced to practice and which Patents at any time are assigned to Buyer Parent or any of its Subsidiaries (including, without limitation, Company and the Subsidiaries) and/or (b) alternative provisions with respect to such inventor compensation to be adopted in lieu of causing such provisions of such Affiliate Agreements to survive. Seller and Buyer Parent shall not unreasonably withhold or delay agreement to the commercially reasonable recommendations of the Service Coordinators with respect to such inventor compensation issues. Any Affiliate Agreement that Seller and Buyer Parent mutually agree shall survive shall be included on Exhibit B and the parties agree to amend Exhibit B prior to the Closing Date to reflect any such agreement. Seller shall cause all Affiliate Agreements other than those included on Exhibit B (as may be amended prior to the Closing Date as contemplated by this Section 1.13(c)) to be terminated effective as of the Closing Date with no further obligations of the parties thereunder; provided that confidentiality and other matters that by the terms of such Affiliate Agreements survive termination shall so survive in accordance with such terms. Notwithstanding the foregoing, if Seller is not able to obtain the necessary consents to terminate any such Affiliate Agreement by the Closing Date, Seller shall not be in breach of this Agreement for failing to terminate such Affiliate Agreement to the extent it agrees to indemnify Company and the Subsidiaries for any Losses arising from and after the Closing Date under such Affiliate Agreement.

1.14 Excluded Services. Notwithstanding anything herein to the contrary, the following shall not be included as Services pursuant to this Agreement:
(a) Any services provided pursuant to any Affiliate Agreement listed on Exhibit B as of the Closing Date.
(b) Any services relating to intellectual property matters other than those listed on Exhibit A as of the Effective Date.
ARTICLE II
QUALITY OF SERVICES; LIMITATION OF LIABILITY; IMPROVEMENTS
2.1 Quality of Services.
(a) Seller shall perform the Services, or to cause the Services to be performed, in a workmanlike manner at the same general level of service, with the same degree of care (which in no event may be less than reasonable care), and in a manner similar in all material respects to the manner in which such Services have been provided by Seller and its Affiliates to Company and the Subsidiaries as of the Closing Date.
(b) In addition to the above and to the extent permitted by applicable Law, Seller agrees to pass through to Company and the Subsidiaries any warranties provided by Authorized Third Parties providing the Services.
(c) In the event of an alleged breach, default or nonperformance of any obligation under this Agreement by Seller or Company, the other party shall provide prompt written notice to the breaching party setting forth in reasonable detail the nature and extent of the alleged breach, default or nonperformance. The breaching party will then have a period of ten (10) Business Days in which to initiate actions reasonably designed to cure such alleged breach, default or nonperformance, and all such deficiencies shall, in any case, be cured within thirty (30) days following receipt by the breaching party of notice thereof.
2.2 Specific Performance. Seller acknowledges that the rights of Company to enforce the covenants and agreements made in this Agreement are special, unique, and of extraordinary character, and that, in the event Seller violates or fails or refuses to perform any covenant or agreement made by it herein, Company would be irreparably damaged and be without adequate remedy at law. Seller agrees, therefore, that, in the event it fails or refuses to perform, or otherwise violates, any covenant or agreement made by it herein, Company shall, in addition to any remedies available at law, be entitled to seek specific performance of such covenant(s) or agreement(s) and any other equitable remedy. For the avoidance of doubt, the foregoing shall not apply to the extent Company, its Affiliates, Representatives or Authorized Third Parties are expressly permitted to cease or suspend the provision of Services pursuant to Section 1,10 or otherwise not comply with other obligations hereunder pursuant to Section 5.14.

2.3 Limitation of Liability. IN NO EVENT SHALL SELLER, ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS (INCLUDING SELLER’S REPRESENTATIVES) BE LIABLE TO COMPANY OR ANY SUBSIDIARY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF DATA ARISING UNDER OR RELATING TO THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT IN THE CASE OF SELLER’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL THE TOTAL LIABILITY OF SELLER, ITS AFFILIATES AND ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (INCLUDING SELLER’S REPRESENTATIVES) ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT EXCEED THE FEES PAID BY COMPANY TO SELLER HEREUNDER.
2.4 No Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED HEREIN, SELLER DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE SERVICES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
2.5 Indemnification. In addition to Seller’s obligations set forth in Article IX of the Purchase Agreement, Seller shall indemnify, hold harmless and reimburse Company and the Subsidiaries for all Losses based upon, attributable to, arising out of or resulting from Seller’s gross negligence, fraud or willful misconduct in connection with the Services. Notwithstanding anything herein to the contrary, neither Seller, any of its Affiliates, nor any Representative shall be liable or held accountable, in damages or otherwise, for any error in judgment or any mistake of fact or Law or for anything which Seller does or refrains from doing, other than for Seller’s gross negligence, fraud or willful misconduct.
2.6 Mitigation. Company has a duty to mitigate (and cause the Subsidiaries to mitigate) the Losses that would otherwise be recoverable from Seller pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of any such Losses.
ARTICLE III
TERM AND TERMINATION OF THE SERVICES
3.1 Term. Unless earlier terminated pursuant to Section 3.2, with respect to each of the Services (or any portion thereof), the term of this Agreement as it relates thereto will be for a period beginning on Closing Date and continuing until the earlier of (a) the first anniversary of the Closing Date; or (b) termination by Company of all the Services to be provided by Seller under this Agreement pursuant to Section 3.2(a).
3.2 Termination.
(a) Any of the Services, or any portion thereof, may be terminated by Company, in its sole discretion, at any time by furnishing forty (45) days’ prior written notice to Seller of Company’s intention to terminate the applicable Service, which written notice shall specify (i) the Service (or portion thereof) being terminated and (ii) the date on which the Service (or portion thereof) shall be terminated; provided, however, that Company shall be responsible for the payment of any and all Service Fees and Expenses (each as defined below) accrued or incurred for such Service under this Agreement prior to the later of (A) the effective date of the termination and, (B) in the event that Seller is contractually or legally required to incur Expenses related to such Service beyond the effective date of the termination, the date that Seller is no longer contractually or legally required to incur such Expenses.

(b) Either Seller or Company, with respect to (i) and (ii) below, and Seller, with respect to (iii) below, may immediately terminate this Agreement by written notice to the other party upon the occurrence of any of the following events:
(i) the other party (A) enters into proceedings in bankruptcy or insolvency, (B) makes an assignment for the benefit of creditors, (C) files or has filed against it any petition under a bankruptcy law or any other law for relief as a debtor (or similar law in purpose or effect) or (D) enters into liquidation or dissolution proceedings;
(ii) the other party materially breaches any of its obligations hereunder and the breach remains uncured for the applicable period specified in Section 2.1(c); or
(iii) any amount due under this Agreement remains unpaid by Company for a period of more than fifteen (15) days following Company’s receipt of a notice of delinquency.
3.3 Survival of Certain Obligations. Without prejudice to the survival of other agreements of the parties, the right of Seller to receive the applicable payments for expenses for the Services rendered prior to the effective date(s) of termination of such Services under this Agreement shall survive the termination or expiration, in whole or in part, of this Agreement. In addition, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 3.3, Section 4.1, Section 4.2, and Article V shall survive the termination or expiration of this Agreement.
ARTICLE IV
CONSIDERATION
4.1 Consideration.
(a)	The fees charged by Seller for Services hereunder (“Service Fees”) shall be equal to Seller’s and, as applicable, its Affiliates’ fully allocated cost for such Services, including (a) all compensation, benefit and other costs and expenses incurred by or with respect to employees directly engaged in providing such Services, including (i) in respect of compensation, all applicable bonus compensation, (ii) in respect of benefits, all benefits under Plans, and (iii) in respect of costs and expenses, all costs of materials and for such items as travel incurred in respect of the Services, as well as a reasonable allocation for space, maintenance, and facilities costs allocable to employees engaged in providing the Services, as well as the actual cost of any third party services used in providing the Services, and (b) similar costs with respect to those directly engaged in the supervision of such Services.

(b)	In addition to the Service Fees, Company will reimburse Seller for all reasonable, documented, out-of-pocket expenses incurred by Seller or the relevant Affiliate, Representative and/or Authorized Third Party in connection with the provision of the Services (“Expenses”).
4.2 Invoicing.
(a) Seller and/or the relevant Affiliate will invoice Company for such expenses monthly in arrears for the Services provided under this Agreement. Each such invoice shall include (i) a brief description of the Service provided by Seller, its Affiliates, Representatives and Authorized Third Parties during that month, and the Service Fees for such Services Fees and (ii) the amounts of Expenses incurred by Seller, its Affiliates, Representatives and Authorized Third Parties during that month and reasonable documentation of such expenses. Company shall pay all amounts due under each invoice (in the currency denominated by Seller in such invoice) within forty-five (45) days following receipt of such invoice (the “Due Date”) without offset, withholding or deduction of any kind. Company shall be responsible for the payment of all Taxes payable with respect to the performance, receipt or consumption of the Services or the execution and delivery of this Agreement, other than any Tax based upon the net income of Seller or any other Person providing any of the Services.
(b) Interest shall accrue on any unpaid balance at a rate of 1% per month for the period commencing on the Due Date and ending on the date payment is received in full by Seller, and Company shall bear all reasonable costs and expenses (including attorney’s fees and court costs) incurred by Seller or its Affiliates in collecting outstanding balances from Company not paid on the Due Date.
ARTICLE V
MISCELLANEOUS
5.1 Confidentiality.
(a) Each party (the “Receiving Party”) agrees that, from the Effective Date until the fifth anniversary of the Effective Date, it shall, and shall cause its Affiliates and Representatives to:
(i) take proper and all reasonable measures to ensure the confidentiality of all Confidential Information (as defined below) of the other party (the “Disclosing Party”), including keeping it separate from information belonging to the Receiving Party;
(ii) use such Confidential Information only for the Proper Use (as defined below);
(iii) permit access to such Confidential Information only to such of its Representatives having a need to know such Confidential Information (“Permitted Disclosees”), provided, that Receiving Party shall cause or have caused its Permitted Disclosees to be bound by and comply with the confidentiality no less restrictive than hereunder by written agreements, and inform each of those Permitted Disclosees of the confidential nature of such Confidential Information and of the obligations on Receiving Party in respect thereof, and Receiving Party shall be responsible for any breach of this Section 5.1 by any of its Permitted Disclosees;

(iv) make copies of the Confidential Information of the Disclosing Party only to the extent that the same are strictly required for the Proper Use;
(v) treat all Confidential Information of the Disclosing Party with the degree of care to avoid disclosure to any third party as is used with respect to Receiving Party’s own information of like importance which is to be kept confidential; and
(vi) promptly return all Confidential Information of the Disclosing Party to the Disclosing Party upon its written request or (at the Disclosing Party’s option) destroy all such Confidential Information and provide to the Disclosing Party a certificate of such destruction signed by a duly authorized officer of the Receiving Party.
(b) Where any Confidential Information of the Disclosing Party is the subject of any security regulations of any Governmental Entity, Receiving Party shall, and hereby undertakes to, take such measures as may be required by such regulations to protect such Confidential Information. Without prejudice to any obligations imposed on and assumed by the Receiving Party under any security regulations of any Governmental Entity, the obligations of confidentiality herein shall not apply to any Information which the Receiving Party by its written records can show:
(i) was in the possession of the Receiving Party before such Information was imparted or disclosed by the Disclosing Party;
(ii) is independently developed by any servant, agent or employee of the Receiving Party without access to or use or knowledge of the Information;
(iii) is in or subsequently comes into the public domain other than by breach by the Receiving Party of its obligations hereunder;
(iv) is received by the Receiving Party without restriction on disclosure or use from a third party which the Receiving Party reasonably and honestly believes is entitled to make such disclosure; or
(v) is approved for release by the written agreement of the Disclosing Party.
The Receiving Party may disclose Confidential Information of the Disclosing Party if required to be disclosed by applicable Law; provided that, if the Receiving Party is to make such disclosure, it shall give the Disclosing Party as much prior notice thereof as is reasonably practicable so that the Disclosing Party may seek such protective orders or other confidentiality protection as the Disclosing Party, in its sole discretion, may elect, and the Receiving Party shall reasonably co-operate with the Disclosing Party in protecting the confidential or proprietary nature of such Confidential Information which is to be so disclosed.

(c) As used in this Section 5.1:
(i) “Confidential Information” shall mean: (A) in respect of Information provided in documentary form or by way of a model or in other tangible or intangible form, Information which at the time of disclosure to the Receiving Party is marked, or otherwise designated, to show expressly or by implication that it is imparted or disclosed in confidence; (B) Information the nature of which, or the circumstances in which it was supplied, implies that it should be treated as confidential notwithstanding the absence of any mark or designation of confidentiality; (C) in respect of Information that is imparted or disclosed orally or by demonstration or presentation, any Information that the Receiving Party has been expressly informed by the Disclosing Party at the time of disclosure to have been imparted or disclosed in confidence; (D) in respect of Information imparted or disclosed orally or by demonstration or presentation, any note or record of the disclosure; and (E) any copy of any of the foregoing.
(ii) “Information” shall mean (A) with respect to that disclosed by Seller, information relating to the Services provided pursuant to this Agreement, by or on behalf of Seller, to Company or any Subsidiary, in oral or documentary form or by way of models or other tangible or intangible form or by demonstrations or presentations; and (B) with respect to that disclosed by Company or any Subsidiary, information relating to Company’s or any Subsidiary’s utilization or receipt of Services provided pursuant to this Agreement, by or on behalf of Company or any Subsidiary, to Seller, in oral or documentary form or by way of models or other tangible or intangible form or by demonstrations or presentations, including all Company and Subsidiary information accessed in connection with the provision of the Services, whether in electronic or other form.
(iii) “Proper Use” shall mean (A) with respect to Company and the Subsidiaries, the use of Seller’s Confidential Information (1) wholly necessarily and exclusively for the purpose of conducting the business of Company and the Subsidiaries in connection with the Services; (2) in connection with the enforcement of Company’s rights hereunder; and (3) in connection with the defense by Company of any claim asserted against Company hereunder; and (B) with respect to Seller, the use of Company’s and the Subsidiaries’ Confidential Information (1) wholly necessarily and exclusively for the purpose of providing or the causing the provision of, the Services; (2) in connection with the enforcement of Seller’s rights hereunder; and (3) in connection with the defense by Seller of any claim asserted against Seller hereunder.
5.2 Entire Agreement; Amendments and Waivers.
(a) This Agreement and the Purchase Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect to their subject matter. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
(b) Any provision of this Agreement, including all exhibits hereto, may be amended or waived, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

(c) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
5.3 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Company, to:
Viviti Technologies Ltd.
c/o Hitachi Global Storage Technologies, Inc.
3403 Yerba Buena Road
San Jose, CA 95135
Attention: Christopher Dewees
Facsimile: (408) 717-9063
E-mail: Christopher.Dewees@hitachigst.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Thomas J. Ivey, Esq.
Facsimile: (650) 470-4570
E-mail: Thomas.Ivey@skadden.com
if to the Buyer Parent, to:
Western Digital Corporation
3355 Michelson Drive, Suite 100
Irvine, California 92612
Attention: Michael Ray
Facsimile: (949) 672-9612
E-mail: Michael.Ray@wdc.com

with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
Attention: J. Jay Herron, Esq. and Mark Easton, Esq.
Facsimile: (949) 823-6994
E-mail: jherron@omm.com; measton@omm.com
if to Seller, to:
Hitachi, Ltd., Business Development Office
6-6 Marunouchi 1-chome
Chiyoda-ku
Tokyo 100-8280, Japan
Attention: General Manager
Phone: +81-3-4564-5483
Fax: +81-3-4564-6260
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6529
Japan
Attention: Kenneth A. Siegel, Esq.
Facsimile: 011-81-3-3214-6512
E-mail: KSiegel@mofo.com
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Pacific time on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
5.4 Disputes. In the event of any controversy or dispute arising out of or relating to this Agreement, the Service Coordinators shall in good faith attempt to resolve such dispute. If after 20 days the parties have not reached an agreement with respect to such dispute, either party may file a claim against the other party pursuant to Section 5.5 below.

5.5 Governing Law; Negotiation Procedure; Service of Process; Consent to Jurisdiction; Venue; Waiver of Jury Trial.
(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.
(b) Negotiation Procedure; Service of Process.
(i) The parties intend that all disputes between the parties arising out of this Agreement shall be settled by the parties amicably through good faith discussions upon the written request of either party.
(ii) Prior to filing suit, instituting a Proceeding or seeking other judicial or governmental resolution in connection with any dispute between the parties or any of their subsidiaries arising out of this Agreement or any of the transactions contemplated hereby, the parties will attempt to resolve such dispute by good faith negotiations. Such negotiations shall proceed as follows:
(A) Any party may send a written notice to another party requesting such negotiations. Promptly following receipt of such notice by the receiving party, each party shall cause the individual designated by it as having general responsibility for this Agreement to meet in person with the individual so designated by the other party to discuss the dispute.
(B) If the dispute is not resolved within thirty (30) days after the first meeting between such individuals (or if earlier within forty five (45) days of the notice referred to in clause (i) above), then, upon the written request of any party, each party shall cause the individual designated by it as having general responsibility for the overall relationship defined by this Agreement to meet in person with the individual so designated by the other party to discuss the dispute.
(C) If the dispute is not resolved within fifteen (15) days after the first meeting between such individuals (or if earlier within thirty (30) days of the notice referred to in clause (ii) above), then, upon the written request of either party, Company shall nominate one corporate officer of the rank of senior vice president or higher, and Seller shall nominate one corporate officer of the rank of Board Director or higher, which corporate officers shall meet in person and attempt in good faith to negotiate a resolution to the dispute.
(iii) Except and only to the limited extent provided in Section 5.5(b)(iv), neither party shall file suit, institute a Proceeding or seek other judicial or governmental resolution of the dispute until at thirty (30) days after the first meeting between the corporate officers described in clause (iii) above (or if earlier forty five (45) days after the notice referred to in such clause (iii)) but after the expiration of such periods, either party may file suit, institute a Proceeding or seek other judicial or governmental resolution. For purposes of this Agreement, the procedures set forth in Section 5.5(b)(ii) and this Section 5.5(b)(iii) shall be referred to as the “Negotiation Procedures”.

(iv) Notwithstanding the provisions of Sections 5.5(b)(ii) and 5.5(b)(iii), any party may institute a Proceeding at any time seeking a preliminary injunction, temporary restraining order, or other equitable relief, if necessary in the sole judgment of that party to avoid material harm to its property, rights or other interests, before commencing, or at any time during the course of, the dispute procedure described in Sections 5.5(b)(ii) and 5.5(b)(iii). In addition, any party may file an action prior to the commencement of or at any time during or after the dispute resolution procedures in Sections 5.5(b)(ii) and 5.5(b)(iii) if in the sole judgment of that party it is necessary to prevent the expiration of a statute of limitations or filing period or the loss of any other substantive or procedural right.
(c) Consent to Jurisdiction; Venue. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any Action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such Action or proceeding relating to this Agreement shall be brought by it or any of the Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 5.3 above shall be effective service of process for any Action or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any Action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such Action or proceeding brought in any such court has been brought in an inconvenient forum.
(d) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
5.6 Books and Records; Inspection. Company shall, and shall cause the Subsidiaries to, make available on a timely basis to Seller and its Affiliates, Representatives and Authorized Third Parties such information and materials reasonably requested by Seller to enable such Persons to provide the Services. Company shall, and shall cause the Subsidiaries to, provide to such Persons reasonable access to the premises of Company and the other Subsidiaries, to the extent necessary for the purpose of providing the Services. During the Transition Period and for a period of three (3) years following the Transition Period or, if applicable Law requires a longer period, such longer period, Seller shall maintain a complete and accurate set of files, books and records of all business activities and operations conducted by Seller related to the Services provided under the terms of this Agreement, as well as any correspondence related to compliance with any applicable national, state and local laws, rules and regulations. Seller will provide Company, subject to Section 5.1 hereof, such information as Company may reasonably request from Seller’s books and records to the extent relating to the provision of any Service hereunder.

5.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
5.8 Binding Effect; Benefit; Assignment.
(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Company may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Company of any of its obligations hereunder.
5.9 Definitional and Interpretive Provisions. Section 1.2 of the Purchase Agreement shall also apply to this Agreement; provided, however, that for the purposes of this Agreement, “Business Days” shall mean a day, other than Saturday, Sunday or a public holiday in the country in which the applicable Service is performed.
5.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
5.11 No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties, and no third party, other than the Subsidiaries, shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

5.12 Relationship of the Parties. It is expressly understood and agreed that in rendering the Services hereunder, each of the parties is acting as an independent contractor and that this Agreement does not make the providing party an employee, agent or other representative of the other party for any purpose whatsoever. Neither party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the other party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other party or to bind the other party in any manner whatsoever (except as to any actions taken by a party at the express written request and direction of the other party). No employee, contractor or subcontractor of any party shall be deemed to be an employee, contractor or subcontractor of the other party, it being fully understood and agreed that no employee of any party is entitled to benefits or compensation from the other party. Each party is wholly responsible for withholding and payment of all applicable national, state and local and other payroll taxes with respect to its own employees, including any contributions from them as required by Law.
5.13 Conflict. In case of conflict between the terms and conditions of this Agreement and any exhibit or schedule hereto, the terms and conditions of such exhibit or schedule shall control and govern, insofar as such terms and conditions in the exhibit or schedule relate to the Service that is the subject of such conflict. In the event of any conflict between the terms of the Purchase Agreement, on the one hand, and this Agreement and each exhibit or schedule hereto, on the other hand, the terms of this Agreement shall control and govern.
5.14 Force Majeure. Each party shall be excused from its obligations under this Agreement, other than payment obligations, to the extent that any delay or failure in the performance of such obligations is a result of any cause beyond its reasonable control (and without the fault of such party), including, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorism, riots, insurrections, fires, explosions, earthquakes, floods, severe weather conditions or changes in Law.
5.15 Termination of Purchase Agreement. This Agreement shall immediately terminate and be of no further force and effect upon any termination of the Purchase Agreement in accordance with the terms thereof.
5.16 Services Contingent on Closing. For the avoidance of doubt, Seller shall have no obligation to perform any of the Services pursuant to this Agreement unless and until Closing has occurred.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Viviti Technologies Ltd.
By:	/s/ Stephen Dwight Milligan
	Name:	Stephen Dwight Milligan
	Title:	President and Chief Executive Officer

Hitachi, Ltd.
By:	/s/ Toyoki Furuta
	Name:	Toyoki Furuta
	Title:	General Manager, Business Development Office

Solely with respect to Sections 1.4 and 1.13(c)
Western Digital Corporation

By:	/s/ Wolfgang U. Nickl

	Name:	Wolfgang U. Nickl
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A
SERVICES

Services	Description of Services
IP Services	• Assistance with respect to the transfer of patent docket information, file-wrapper and the like;

• Consultation on historical and background information relating to the services that Seller or its Affiliates provided to Company or the Subsidiaries prior to the Closing Date.

IT Services	• Information technology services.

Communication Services	• Videoconferencing services.

Technical Services	• Technical support services;
• Hardware maintenance services; and
• Design and creation of electronic circuit software and other software.

Facility Services	• Waste disposal services;
• Maintenance services;
• Security services;
• Transportation services; and
• Storage services.

Consulting Services	• Failure analysis and reporting;
• Production engineering, productivity, and environmental consulting;
• Materials procurement consulting;
• Materials evaluation services; and
• Foreign affairs and governmental relations consulting.

Education Support Services	• Education support services.

A-1

EXHIBIT B
AFFLIATE AGREEMENTS
1. The Transaction Documents, and any other contract delivered at Closing pursuant to the Purchase Agreement.
2. Invention Award Integration Agreement dated December 10, 2010 between Seller and Company.

A-2

Schedule 1
Service Coordinator Contact Information:
For Seller:
Toyoki Furuta
General Manager, Business Development Office
Hitachi, Ltd.
6-6 Marunouchi 1-chome
Chiyoda-ku
Tokyo 100-8280, Japan
E-Mail: toyoki.furuta.re@hitachi.com
Phone: +81-3-4564-5483
Fax: +81-3-4564-6260
For Company:
[To be provided by Company promptly after the Effective Date]
E-Mail:
Phone:
Fax: None

A-3